Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Robot Consulting Co., Ltd. (the “Company”) on Amendment No. 6 to Form F-1 (No.333-284875) of our report dated September 11, 2024, except for Note 11, Note 17 and Note 20, as to which the date is February 12, 2025, with respect to our audit of the financial statement of the Company as of and for the years ended March 31, 2024 and 2023 (restated). Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern and an emphasis of matter for the restatement of the 2023 Financial Statements, which is part of the registration statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

GRASSI & CO., CPAs, P.C.

Jericho, New York

April 18, 2025